Exhibit (p)(iii)

Catherine Avery Investment Management, LLC

CODE OF ETHICS

Definitions

“Access Person” includes any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Firm or its control affiliates manage; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Firm’s directors, officers, and partners are presumed to be access persons.

A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

“Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Firm as a whole.

“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

“Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Firm; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means: (i) any employee of the Firm or of any company in a control relationship to the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Supervised Persons” means directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Introduction

CAIM has adopted a Code of Ethics to:

i          (i) set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);

ii        (ii) safeguard material non-public information about client transactions; and

iii       (iii) require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

We hold our directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•          • Always place the interest of the clients first and never benefit at the expense of advisory clients.

•          • Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships.

•         • Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients.

•         • Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies.

•         • Proactively promote ethical and honest behavior with the Firm, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with CAIM ’s Code of Ethics may result in disciplinary action, including termination of employment.

Personal Securities Transactions

As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, each will self-report to the other. In the event the Firm hires additional employees, the following procedures will apply.

Personal trading by Firm personnel must be executed in a manner to avoid actual impropriety, as well as the appearance of impropriety. Personal transactions must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the colleague’s ability to fulfill his or her job responsibilities. All transactions by personnel will be reviewed by the CCO or his/her designee on a regular basis.

CAIM requires that all personnel request and obtain pre-clearance before participating in personal securities transactions unless exempted below. Pre-clearance requests must be submitted via the Personal Trading Pre-Clearance Form (Attachment A) and must detail the following information:

• The nature of the proposed transaction (i.e., purchase, sale or short transaction);

• Security ticker;

• Type of security (i.e., common stock, debt, options or other); If the security is a “new issue” i.e., IPO;

• The number of shares to be traded;

• The name of the broker-dealer with or through which the transaction will be effected;

• Certification by the employee that employee has no inside information or knowledge pertaining to the transaction

All pre-clearance requests will be e-mailed to the CCO, who will approve or deny the request. If the request is approved, but an actual or potential conflict with this Code of Ethics exists, the CCO shall maintain documentation stating the reason for the approval. The CCO will also maintain a record of all pre-clearance requests and responses. Pre-clearance requests are only valid for the day on which approval is granted and any client orders for the same security to be placed that day must be executed before a personal security order can be placed.

Prohibited Transactions

•         a. Initial Public Offerings (IPO’s)

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

•         b. Limited or Private Offerings

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO.

If authorized, investment personnel are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer.

•         c. Blackout Periods

Access persons are prohibited from executing a securities transaction during a period of 48 hours before and 48 hours after the day which any client has a pending buy or sell order in the same security until that order is executed or withdrawn; however, in appropriate cases the CCO may waive such prohibition at his/her discretion if all client trades have been cleared or executed. This policy does not apply to transactions that do not present the potential for conflicts of interest, as set forth under the “Exempted Transactions” section of this policy.

•         d. Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. The CCO may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code of Ethics.

e. Miscellaneous Restrictions a. Margin Accounts

b. Short Sales

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

Investment personnel are prohibited from selling any security short that is owned by any client of the Firm, except for short sales “against the box”, where the client actually owns the stock. SEC Regulation SHO (“Reg SHO”) is a federal statute that brought about cross-trading uniformity to the way in which securities are sold short. Reg SHO provisions address how to determine the existence of a long or short position and uniform locate requirements.

Exempted Transactions

The prohibitions of this section of the Code of Ethics shall not apply to:

•         • Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

•         • Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

•         • Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

•         • Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar

•         corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•         • Open end investment company shares other than shares of investment companies advised by the Firm or its affiliates or sub-advised by the Firm.

•         • Certain closed-end index funds.

•         • Unit investment trusts.

•         • Exchange traded funds that are based on a broad-based securities index.

•         • Futures and options on currencies or on a broad-based securities index.

Conflicts of Interest

The Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of the Firm or its clients. A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for the Firm honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•         • Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty.

•         • Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Insider Trading

Background

An investment adviser should establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser.

Information generally is considered to be material if there is a substantial likelihood that a reasonable person would consider it important in making their investment decisions or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information does not necessarily have to relate to a company’s business to be considered material.

Information that should be presumed to be material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings, significant merger or acquisition proposals or agreements, commencement of or developments in major litigation, liquidation problems, and extraordinary management developments.

Information is considered “nonpublic” until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in the Wall Street Journal, or Reuters, or other publications of general circulation would be considered public.

Firm Policy

In accordance with Section 204A of the Advisers Act or applicable state rule or regulation, CAIM strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. The Firm additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material nonpublic information should report such misuse to the CCO. This policy applies to all Firm employees without exception.

The CCO is responsible for:

•         • Ensuring all employees sign a statement acknowledging and agreeing to abide by the Firm’s insider trading policy (See Certification of Compliance at the end of this manual).

•         • Copies of all transaction confirmations or monthly or quarterly securities account statement summaries from each of the Firm’s employees.

•         • Reviewing these confirmations and summaries for inappropriate transactions.

•         • Maintaining records of reviews and results.

Penalties

Penalties for engaging in insider trading are severe and may include:

•         • criminal penalties of up to ten (10) years in prison and criminal fines of up to $1,000,000 for a natural person and up to $2,500,000 for a non-natural person;

•         • civil penalties of up to three (3) times the profit gained, or loss avoided, whether or not the person actually benefited;

•         • civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of profit gained, or loss avoided;

•         • disgorgement of profits; and

•         • express private rights of action by contemporaneous traders who are counterparties to the subject trades.

Gifts and Entertainment

As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, each will self-report to the other. In the event the Firm hires additional employees, the following procedures will apply.

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the Firm. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without written pre-approval by the chief compliance officer. The annual receipt of gifts from the same source valued at $200.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Gifts and Entertainment Limits:

Gifts are limited to nominal value on a cumulative calendar year basis to or from any person or firm with a legitimate or potential business purpose.

- Nominal value – items less than $200/person or entity per year.

- Entertainment is limited to $300/event, with no more than 4 events in a calendar year.

- Requests for exceptions to the above limits must be directed to the CCO.

Regardless of amount, all gifts and entertainment must be reported quarterly to the CCO by completing the Quarterly Gifts and Entertainment Report (Attachment B).

Political Contributions

The SEC adopted Rule 206(4)-5 under the Advisers Act, which prohibits the Firm from providing advisory services for compensation to a government client for two years after the Firm, or an employee of the Firm makes a contribution to certain elected officials or candidates. The rule also prohibits the Firm from providing or agreeing to provide, directly or indirectly, payment to any third-party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered investment advisers or broker/dealers. Additionally, the rule prevents the Firm from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business.

Furthermore, in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above) that could be construed as being for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of CAIM or anyone else.

Exceptions

The Advisers Act includes a de minimis exception to Rule 206(4)-5 for contributions made by employees, 1) to officials for whom the employee was entitled to vote at the time of the contribution(s), which do not exceed $350 in the aggregate to any one official, per election, or 2) to officials for whom the employee was not entitled to vote at the time of the contribution(s), which do not exceed $150 in the aggregate to any one official, per election.

Reporting

The Firm’s employees who seek to make a political contribution above the de minimis exception must receive prior approval from the CCO before doing so by submitting a Political Contribution Request Form (Attachment D). No political contribution that reasonably poses or creates a real or perceived conflict of interest will be approved.

The CCO shall review each Political Contribution Request Form and shall either approve or deny the request. The CCO’s signature on each Political Contribution Request Form shall evidence his or her review. The CCO shall maintain all Political Contribution Request Forms in accordance with Firm recordkeeping policy.

Outside Business Activities

As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, each will self-report to the other. In the event the Firm hires additional employees, the following procedures will apply.

All supervised persons are expected to devote their full time during regular hours of employment, and during other hours when needed, to the Firm’s interests. Supervised persons seeking outside employment or engaging in outside business activities, whether paid or volunteer, must get prior written approval from the CCO or his/her designee before engaging in any such activity. No outside employment or business activity will be approved which might pose or create the appearance of a conflict of interest or might otherwise interfere with the supervised person’s regular duties or their working effectiveness. The CCO will maintain and review all approvals on an annual basis to confirm all outside business activities have been disclosed.

All supervised persons are required to annually complete and submit an Outside Business Activity Request Form (Attachment C).

Service on a Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Firm, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Reporting Requirements

a      a. REPORTING REQUIREMENTS i. Holdings Reports 1. Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file an initial holdings report containing the following information:

a      2. The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

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As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, each will self-report their holdings to the other on an annual basis. In the event the Firm hires additional employees, the following procedures will apply.

a      3. The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

a      4. The date that the report is submitted by the access person.

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a      ii. Quarterly Reports 1. For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

a      2. The nature of the transaction (e.g. purchase, sale);

a      3. The price of the security at which the transaction was effected;

a      4. The name of any broker, dealer or bank with or through the transaction was effected; and

a      5. The date that the report is submitted by the access person.

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a      iii. Reporting Exemptions 1. Any report with respect to securities over which the access person has no direct or indirect influence or control.

a      2. Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

a      3. Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

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The Holdings Report can be found at the end of this manual. The CCO shall maintain records of these reports.

Every access person shall, no later than ten (10) days after the end of calendar quarter, file transaction reports containing the following information:

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

The Quarterly Report can be found at the end of this manual. The CCO shall maintain records of these reports.

The reporting requirements of this section of this Code of Ethics shall not apply to:

a      4. Any transaction or holding report if the Firm has only one access person, so long as the Firm maintains records of the information otherwise required to be reported under the rule.

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a              iv. Report Confidentiality

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All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

b. MONITORING OF PERSONAL SECURITIES TRANSACTIONS

The Firm is required by the Adviser’s Act to review access persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these. The CCO’s personal securities transactions and reports shall be reviewed by the Firm’s Director of Research and vice versa.

Certification of Compliance

a. Initial Certification

The Firm is required to provide all supervised persons with a copy of the Code of Ethics. All supervised persons are to certify in writing that they have: (a) received a copy of the Code of Ethics; (b) read and understand all provisions of the Code of Ethics; and (c) agreed to comply with the terms of the Code of Ethics.

b. Acknowledgement of Amendments

The Firm must provide supervised persons with any amendments to the Code of Ethics and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code of Ethics.

c. Annual Certification

All supervised persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the supervised person has made all of the reports required by the Code of Ethics and has not engaged in any prohibited conduct.

The Certifications of Compliance can be found at the end of this manual. The CCO shall maintain records of these certifications.

Compliance Training

As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, the following procedures will apply if the Firm hires additional employees. The CCO may periodically view online compliance webinars to stay abreast of compliance matters.

The CCO shall be responsible for training and educating supervised persons regarding the Code of Ethics. Training will occur periodically as needed but no less than annually. Compliance training for new employees will occur within 30 days of hire. All supervised persons are required to attend training sessions and read and attest to any applicable materials. The CCO shall keep a log of attendance of all training sessions as evidence of compliance training of employees.

Reporting Violations

As of the date of this manual, the Firm has two employees, the CCO and the Director of Research, therefore, each will contact the SEC directly to report any violations. In the event the Firm hires additional employees, the following procedures will apply.

All supervised persons must report violations of the Firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to Director of Research. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•         • noncompliance with applicable laws, rules, and regulations;

•         • fraud or illegal acts involving any aspect of the Firm’s business;

•         • material misstatements in regulatory filings, internal books and records, clients records or reports;

•         • activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Recordkeeping

The CCO shall ensure that the Firm maintains the following records in a readily accessible place:

•         a. A copy of each Code of Ethics that has been in effect at any time during the past five years.

•         b. A record of any violation of the Code of Ethics and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•         c. A record of all written acknowledgements of receipt of the Code of Ethics and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the Firm.

•         d. Holdings and transactions reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of these reports.

•         e. A list of the names of persons who are currently, or within the past five years were, access persons

•         f. A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•         g. A record of any decisions that grant employees or access persons a waiver from or exception to the Code of Ethics.

Annual Review

The CCO shall review at least annually, and if necessary, revise the Firm’s Policies and Procedures including the Firm’s Code of Ethics, to ensure that its regulatory protocols remain reasonably sufficient to prevent and detect violations of relevant securities laws.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly. The CCO will complete a report and shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. The CCO may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•         a. letter of censure;

•         b. suspension or termination of the employment;

•         c. reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

•         d. in serious cases, referral to law enforcement or regulatory authorities.